SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Retirement Readiness Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

601 E Street, NW

Washington, DC 20004

Telephone Number (including area code):

(202) 434-3546

Name and address of agent for service of process:

Larry Renfro

Retirement Readiness Funds

601 E Street, NW

Washington, DC 20004

Copy to:

Jane A. Kanter, Esquire

Dechert LLP

1775 I Street, NW

Washington, DC 20006

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES   ☒                     NO   ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Washington and State of the District of Columbia on the 14th day of October, 2005.

Retirement Readiness Funds

/s/ LARRY RENFRO
By:	Larry Renfro
Title:	President

Attest:

/s/ NANCY M. SMITH
By:	Nancy M. Smith
Title:	Secretary